Exhibit 10.42

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On November 13, 2009, Registrant entered into a Stock Purchase Agreement  ("Agreement") with United States Environmental Response, LLC, a California limited liability company (“Seller”) pursuant to which the Registrant has purchased all of the issued and outstanding capital stock of California Living Waters, Incorporated ("CLW"), a privately held company.  CLW owns all of the issued and outstanding capital stock of Santa Clara Waste Water Company (SCWW") a California corporation. CLW's only operating subsidiary is SCWW. The Agreement is subject to a rescission if Registrant does not pay certain indebtedness to its senior lender by close of business on March 12, 2010.

SCWW, located in Ventura County, California, is a waste water management company with that operates a 12.7 mile pipeline from its facility to the City of Oxnard' water reclamation center. In consideration for the sale, GEM issued six promissory notes (individually a "Note" and collectively, the "Notes") in the aggregate principal amount of $9,003,000, and warrants to purchase 425,000 shares of GEM's common stock. The Company valued the warrants at $105,000 using a Black - Scholes option pricing model. For the Black - Scholes calculation, the Company assumed no dividend yield, a risk free interest rate of 4.78%, expected volatility of 115% and an expected term for the warrants of 10 years. The Notes bear interest at 6.5 per cent per annum. Two of the Notes, totaling $3,778,000 are convertible into a total of 15% of GEM's common stock on a fully diluted basis. The Notes have the following payment provisions:

$2,000,000 Seller's Note-- Payment of the outstanding principal of the Seller's Note is due and payable in four (4) installments as follows: (A) Two Hundred Fifty Thousand Dollars ($250,000) plus accrued interest before March 12, 2010, (B) Five Hundred Thousand Dollars ($500,000) and accrued interest on June 30 2010; (C) One Million Dollars ($1,000,000) and accrued interest on January 1, 2011 (D) the balance of all residual principal and accrued interest on March 31, 2011.

$1,700,000 Note One-- Payment of the outstanding principal of Note One is due and payable in 120 installments commencing on December 1, 2009 and continuing on the first day of each calendar month through February 1, 2019.  Installments are payable in the following amounts (subject to the other terms of this Note): (A) the amount of principal and accrued interest payable in the first one hundred nineteen (119) Installments shall be equal Installments of principal and interest, calculated on the basis of a 30-year amortization of this Note and (B) the one hundred twentieth (120th) Installment shall be a final, “balloon” payment.

$1,100,000 Note Two-- Payment of the outstanding principal of this Note Two is be due and payable in sixty (60) installments commencing on December 1, 2009 and continuing on the first day of each calendar month through November 1, 2014. Installments are payable in the following amounts (subject to the other terms of this Note): (A) the amount of principal and accrued interest payable in the first fifty-nine (59) Installments shall be equal Installments of principal and interest, calculated on the basis of a 30-year amortization of this Note; and (B) the final, “balloon” payment on November 1, 2014.

$424,000 Note Three-- Payment of the outstanding principal of this Note shall be due and payable in 120 installments commencing on December 1, 2009 and continuing on the first day of each calendar month through November 1, 2019.  Installments are payable in the following amounts (subject to the other terms of this Note): (A) the amount of principal and accrued interest payable in the first one hundred nineteen (119) Installments shall be equal Installments of principal and interest, calculated on the basis of a 30-year amortization of this Note and (B) the one hundred twentieth (120th) Installment shall be a final, “balloon”. Note Three is convertible at any time in full or in part (but if in part, then only in principal increments of $100,000 or an integral multiple thereof) into shares of common stock of Registrant at the conversion rate of Four Dollars ($4.00) per share, subject to adjustment.

$1,600,000 Note Four-- Payment of the outstanding principal of this Note is due and payable in 41 installments commencing on July 1, 2010 and continuing on the first day of each calendar month through November 1, 2013. Installments are payable in the following amounts (subject to the other terms of this Note): (A) the amount of principal and accrued interest payable in the first forty Installments shall be equal Installments of principal and interest, calculated on the basis of a 30-year amortization of this Note, provided that the first Installment shall also include all interest accrued during the first seven months from the date of this Note; Four and (B) the final, “balloon”, Installment shall be in the amount of all then-outstanding principal, interest and other amounts then outstanding. Note Four is convertible into 5% of the common stock of Registrant on a fully diluted basis until Registrant achieves a Capital Restructuring Goal. Capital Restructuring Goal means the concurrent fulfillment of each of the following events: (i) the Seller’s Note shall have been fully paid on the terms thereof as to all theretofore outstanding principal, interest, costs and expenses; (ii) Registrant shall have available, as properly reflected in Registrant’s books one million dollars ($1,000,000) in uncommitted working capital (not including any working capital lines of credit); and (iii) Registrant shall have invested into SCWW capital of at least one million dollars $1,000,000.

$2,178,000 Note Five-- Payment of the outstanding principal of this Note is due and payable in 41 installments commencing on July 1, 2010 and continuing on the first day of each calendar month through November 1, 2013. Installments are payable in the following amounts (subject to the other terms of this Note): (A) the amount of principal and accrued interest payable in the first forty Installments shall be equal Installments of principal and interest, calculated on the basis of a 30-year amortization of this Note, provided that the first Installment shall also include all interest accrued during the first seven months from the date of this Note; Four and (B) the final, “balloon”, Installment shall be in the amount of all then-outstanding principal, interest and other amounts then outstanding. Note Four is convertible into 10% of the common stock of Registrant on a fully diluted basis until Registrant achieves the Capital Restructuring Goal.

The acquisition of CLW will be accounted for as a purchase in accordance and the operations of the company will be consolidated with those of GEM as of October 1, 2009. The parties determined that the effective date of the acquisition was September 30, 2009, the date of which GEM assumes all the responsibility for any losses or profits that might be incurred during the period. The results of CLW as of October 31, 2009 have been combined in this pro forma with the September 30, 2009 results of the Company.  The ten months’ operating results for CLW added to the nine months’ results for the Company are representative on a pro forma basis of the operating performance of the combined companies.  The $9.0 million purchase price will be allocated as follows based upon the fair value of the acquired assets, as determined by management.

Current assets and liabilities	$428,392
Intangibles, net	1,486,503
Other non current assets	342,561
Property and equipment	12,386,747
Long term obligations, net of current portion	(5,536,203)
Total	$9,108,000

The Company has not completed its valuation of the acquired assets but believes most of the excess fair value of the acquired assets and liabilities will be allocated to property and equipment and have been reflected as such in the accompanying Pro Forma Balance Sheet. The valuation of the acquired assets may change based upon final valuation.

The following unaudited pro forma combined balance sheet as of September 30, 2009 and the combined statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008 give effect to the acquisition of CLW as if these transactions had been consummated on January 1, 2009 and January 1, 2008.  The unaudited pro forma combined balance sheet as of September 30, 2009 gives effect to the Merger Transaction and acquisition of CLW as if it had occurred on September 30, 2009.

The unaudited condensed combined pro forma financial statements should be read in conjunction with the historical financial statements.  The unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of future operating results or the results that might have occurred if the exchange transaction had actually occurred on the indicated date.

General Environmental Management, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of September 30, 2009

	Historical	California Living Waters, Inc. and Subsidiary (b)	Pro Forma Adjustments (a)		Pro Forma Consolidated
ASSETS
Current assets:
Cash	$39,676	$492,193	$-		$531,869
Accounts receivable, net of allowance for doubtful accounts	2,989,745	1,331,224	-		4,320,969
Prepaid expenses and current other assets	768,852	85,361	-		854,213
Total current assets	3,798,273	1,908,778	-		5,707,051

Property and equipment, net of accumulated depreciation	5,191,212	10,777,655	5,332,999	(c)	21,301,866

OTHER ASSETS
Restricted cash	900,039	-	-		900,039
Intangibles, net	547,232	-	-		547,232
Goodwill	84,505	-	-		84,505
Permits and Franchises	-	1,486,503			1,486,503
Deferred financing fees	369,015	162,854	-		531,869
Other noncurrent assets	-	179,707			179,707
Assets of discontinued operations	1,089,341				1,089,341
Deposits	191,686	-	-		191,686
Total assets	$12,171,303	$14,515,497	$5,332,999		$32,019,799

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts Payable	$4,082,904	635,665	-		4,718,569
Payable to related party	741,719		-		741,719
Deferred rent	35,254		-		35,254
Accrued expenses	2,405,394	128,233	-		2,533,627
Accrued disposal costs	536,519	-	-		536,519
Derivative liabilities	4,931,579				4,931,579
Current portion of financing agreement	4,858,771	-	-		4,858,771
Current portion of capital lease obligations	277,372				277,372
Current portion of long-term obligations	-	716,488	698,908		1,415,396
Total current liabilities	17,869,512	1,480,386	698,908		20,048,806

LONG – TERM LIABILITIES
Financing agreement, net of current portion	5,425,678	-	-		5,425,678
Long term obligations, net of current portion	1,758,473	3,736,203	8,304,092		13,798,768
Capital lease obligations, net of current portion	734,430	-	-		734,430
Deferred Income Taxes		2,659,932	(2,659,932)		-
Subordinated related party notes payable	-	1,800,000			1,800,000
Total long-term liabilities	7,918,581	8,196,135	5,644,160		21,758,876
Stockholders’ equity (deficiency)
Common stock, $.001 par value, 100,000,00 shares authorized 14,557,653 and 35,439 shares issued and outstanding	14,570	-			14,570
Additional paid-in capital	54,450,995	4,946,236	(4,841,236)		54,555,995
Retained earnings (accumulated deficit)	(68,082,355)	(107,260)	3,831,167		(64,358,448)
Total stockholders’ equity	(13,616,790)	4,838,976	(1,010,069)		(9,787,883)
Total liabilities and stockholders’ equity (deficiency)	$12,171,303	$14,515,497	$5,332,999		$32,019,799

Descriptions of Pro Forma eliminations:

(a)	To reflect acquisition of CLW by General Environmental Management, Inc. and allocation of purchase price.

(b)
For pro forma balance sheet presentation purposes at September 30, 2009, the Company has  included the historical balance sheet of California Living Waters Inc. as of October 31, 2009.  Management has determined there are no significant differences between the periods that would effect the pro forma.

(c)	The allocation of purchase price includes the effect of recording a deferred income tax provision of $ 3,723,907 representing a non recurring charge directly attributable to the transaction.

General Environmental Management, Inc.
Unaudited Pro Forma Consolidated Statements of Operations
For the nine months ended September 30, 2009

	Historical	California Living Waters, Inc. and Subsidiary(c)	Pro Forma Adjustments		Pro Forma Consolidated
					(Unaudited)
Revenue	$12,589,161	$5,291,866	$-		17,881,027
Cost of revenue	12,906,589	3,650,472	62,671	(a)	16,619,732
Gross profit	(317,428)	1,641,394	(62,671)		1,261,295
Operating expenses	6,607,657	988,259			7,595,916
Loss on sale of Property	-	305,129			305,129
Operating income (loss)	(6,925,085)	348,006	(62,671)		(6,639,750)

Other Income (Expense):
Interest income	19,403	413			19,816
Interest and financing costs	(3,724,968)	(379,486)	(342,821)	(b)	(4,447,275)
Gain (loss) on disposal of fixed assets	66,050	-			66,050
Gain (loss) on derivative financial instruments	988,342	-			988,342
Gain (loss) on extinguishment	(4,039,358)	-			(4,039,358)
Other non- operating income	27,758	60			27,818
Loss from operations	(13,587,858)	(31,007)	(405,492)		(14,024,357)
Provision for income taxes	-	12,403	-		12,403
Net Loss	$(13,587,858)	$(18,604)	$(405,492)		$(14,011,954)

Net loss per common share, basic and diluted	$(1.02)				$(1.05)

Weighted average shares of common stock outstanding, basic and diluted	13,348,530				13,348,530

Descriptions of Pro Forma eliminations:

a)	The additional expense classified to Cost of Revenue includes additional depreciation related to the allocation of purchase price over the net assets acquired to fixed assets.

b)	Additional interest expense related to long term debt issued in conjunction with the purchase of California Living Waters.

c)
For pro forma statement of operations presentation purposes for the nine months ended September 30, 2009, the Company has included the historical statement of Operations of California Living Waters Inc. for the ten months ended October 31, 2009.  Management has determined that the inclusion of the additional one month of operations has no significant effect the pro forma.

General Environmental Management, Inc.
Unaudited Pro Forma Consolidated Statements of  Operations
For the year ended December 31, 2008

	Historical	California Living Waters, Inc. and Subsidiary	Pro Forma Adjustments		Pro Forma Consolidated
					(Unaudited)
Revenue	$24,307,848	$7,615,880	$-		$31,923,728
Cost of revenue	22,422,611	4,593,040	75,204	(a)	27,090,855
Gross profit	1,885,237	3,022,840	(75,204)		4,832,873
Operating expenses	7,658,639	1,992,184	-		9,650,823
Operating income (loss)	(5,773,402)	1,030,656	(75,204)		(4,817,950)

Other Income (Expense):
Interest income	17,569	-	-		17,569
Interest and financing costs	(4,569,813)	(521,882)	(457,094)	(b)	(5,548,789)
Other non- operating income	41,729	5,256	-		46,985
Income (loss) before income taxes	(10,283,917)	514,030	(532,298)		(10,302,185)
Provision for income taxes	-	(205,612)	205,612		-
Net Income (loss)	$(10,283,917)	$308,418	$(326,686)		$(10,302,185)

Net loss per common share, basic and diluted	$(.82)				$(.82)

Weighted average shares of common stock outstanding, basic and diluted	12,578,104				12,578,104

Descriptions of Pro Forma eliminations:

a)	The additional expense classified to Cost of Revenue includes additional depreciation related to the allocation of purchase price over the net assets acquired to fixed assets.

b)	Additional interest expense related to long term debt issued in conjunction with the purchase of California Living Waters.